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                                                                     EXHIBIT 5.1

April 22, 2004

Lennar Corporation
700 N.W. 107(th) Avenue
Miami, FL  33172

Ladies and Gentlemen:



We have acted as counsel to Lennar Corporation (the "Company"), a Delaware corporation, in connection with the authorization of the Company's Senior Floating-Rate Notes due 2009 ("Notes"), including $250 million principal amount of Notes that were the subject of a Prospectus Supplement dated March 12, 2004 to the Prospectus dated October 9, 2001 included in Registration Statement File No. 333-65244, and $50 million principal amount of Notes that were the subject of a Prospectus Supplement dated April 8, 2004 to the Prospectus dated October 9, 2001 (the Notes that were the subject of those Prospectus Supplements being the "Issued Notes").

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Issued Notes constitute valid and legally binding obligations of the Company.

We consent to the filing of this opinion as an exhibit to a Report on Form 8-K of the Company and to the reference to us under the caption "Legal Matters" in each of the Prospectus Supplements described above.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP


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